UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2020

Veritone, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38093	47-1161641
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 Anton Boulevard, Suite 100 Costa Mesa, California		92626
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 507-1737

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VERI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☒

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended

transition period for complying with any new or revised financial accounting standards provided pursuant to Section13(a) of the Exchange Act.	☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 3, 2020, Veritone, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated, as representative of the several underwriters named therein (the “Underwriters”), relating to an underwritten public offering (the “Offering”) of 3,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The public offering price was $18.50 per share of Common Stock and the Underwriters agreed to purchase the Common Stock pursuant to the Underwriting Agreement at a price of $17.39 per share. Under the terms of the Underwriting Agreement, the Company also granted to the Underwriters an option, exercisable in whole or in part at any time for a period of 30 days from the date of the Underwriting Agreement, to purchase up to an additional 450,000 shares of Common Stock to cover over-allotments, which option was exercised in full prior to the closing of the Offering. The Offering closed on December 7, 2020, and the Company issued and sold an aggregate of 3,450,000 shares of Common Stock, which includes the shares issued pursuant to full exercise of the Underwriters’ option to purchase additional shares as described above.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 and an accompanying prospectus (File No. 333-225394), which was declared effective by the Securities and Exchange Commission (the “SEC”) on June 13, 2018, and a preliminary and final prospectus supplement filed with the SEC in connection with the Company’s takedown relating to the offering. A copy of the legal opinion of K&L Gates LLP relating to the legality of the issuance and sale of the shares of Common Stock in the Offering is filed herewith as Exhibit 5.1 hereto.

The net proceeds from the Offering, including from the exercise by the Underwriters of their option to purchase additional shares as described above, were approximately $59.7 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, subject to certain exceptions, the Company and its officers and directors agreed not to sell or otherwise dispose of any of the shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock held by them for a period ending 90 days after the date of the Underwriting Agreement without first obtaining the written consent of Stifel, Nicolaus & Company, Incorporated.

The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Underwriting Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Underwriting Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Item 8.01. Other Events.

On December 2, 2020, December 3, 2020 and December 7, 2020, the Company issued press releases announcing that it had launched, priced and closed the Offering, respectively. Copies of the press releases are attached as Exhibits 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 3, 2020, between Veritone, Inc. and Stifel, Nicolaus & Company, Incorporated.
5.1	Opinion of K&L Gates LLP.
23.1	Consent of K&L Gates LLP (included in Exhibit 5.1).
99.1	Press Release of Veritone, Inc., dated December 2, 2020.
99.2	Press Release of Veritone, Inc., dated December 3, 2020.
99.3	Press Release of Veritone, Inc., dated December 7, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2020	Veritone, Inc.

	By:	/s/ Jeffrey B. Coyne
Jeffrey B. Coyne
Executive Vice President, General Counsel
and Secretary